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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    FORM 8-K


                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934

          Date of Report (Date of earliest event reported) January 22,
                             1998 (January 9, 1998)


                           Commission File No. 0-11772

                              NU-TECH BIO-MED, INC.
             (Exact name of registrant as specified in its charter)

             Delaware                                    25-1411971
(State or other jurisdiction of               (IRS Employer Identification No.)
incorporation of organization)


476 Main Street, Suite 3-DFL, Wakefield, Rhode Island             02879
(Address of principal executive offices)                        (Zip Code)

       Registrant's telephone number, including area code: (401) 789-9995

                    ----------------------------------------

         (Former name or former address, if changed since last report.)


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ITEM 5.  OTHER EVENTS

         By letter dated January 6, 1998, received by the Company on January 9, 1998, the Company was advised by the Nasdaq Stock Market that the price for the Company's Common Stock for the preceding 10 consecutive trading days was such that the Company's stock failed to maintain a closing bid price of $1.00 or, as an alternative, a market value of the public float of $1,000,000. However, based on the closing price for the Company's Common Stock on January 12, 1998, of $.125, the market value of the Company's public float was approximately $5,965,538.63. Consequently, the Company believes that it currently complies with the existing Nasdaq listing requirement and has so advised Nasdaq.

         Notwithstanding the foregoing, on February 23, 1998, new Nasdaq listing and maintenance requirements go into effect. As part of the new requirements, the alternative to the minimum bid price requirement discussed above will be eliminated. Although the Company is investigating the feasibility of seeking shareholder approval for a reverse split of its Common Stock at a yet to be determined rate which would result in the Company's Common Stock becoming mathematically in excess of the minimum $1.00 bid price requirement on a post-split basis, there can be no assurance that such a reverse stock split will be feasible, that such reverse stock split can be effected in the time required to avoid delisting, or that such reverse stock split will result in the Company being in compliance with the new Nasdaq standards.


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                                    SIGNATURE

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

                                       NU-TECH BIO-MED, INC.

                                   By: /s/ J. Marvin Feigenbaum
                                       ------------------------
                                       J. Marvin Feigenbaum
                                       Chairman of the Board,
                                       President, Chief Executive
                                       and Chief Financial Officer

Dated:  January 21, 1998


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